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                        COMPUTATION OF PER SHARE EARNINGS
                        ---------------------------------

         The net Income (Loss) Per Share is computed based on the total number of shares of Class A Common Stock issued and outstanding as of November 30, 1998. As of that date, there was a total of 9,573,487 shares of Class A Common Stock outstanding. In October, 1998, the United States Bankruptcy Court approved a Plan of Reorganization. Pursuant to that Plan, all Class A Stock issued subsequently to May 3, 1996, was deemed to have been rescinded and voided, except as to shareholders who filed a valid proof of interest on or before November 10, 1997. In addition, the Plan of Reorganization reinstated all shareholders of record as of May 3, 1996.

         As of May 3, 1996, a total of 8,808,487 shares of Class A Common Stock were issued and outstanding. Shareholders filed valid proofs of interest for an additional 2,483,008 shares of Class A Common Stock, but as of November 30, 1998, these shares had not been reissued.

         Pursuant to the Plan of Reorganization, the Company has issued a total of 500,000 shares of Class A Common Stock to the shareholders owning Series B Preferred Stock in exchange for 100% of the issued and outstanding Series B Preferred Stock. In addition, 265,000 shares of Class A Common Stock had been issued to directors for services rendered prior to and after confirmation of the Plan of Reorganization.

         The total number of shares of Class A. Common Stock deemed to be issued and outstanding as of November 30, 1998 was as follows:

                             Shares
                           ----------
                            8,808,487       May 3, 1996 ledger
                              265,000       Director shares
                              500,000       Purchase of Series B Stock
                           ----------
                            9,573,487

         The computation set forth above does not include the 2,483,008 shares of Class A Common Stock to be issued to shareholders who file a valid proof of interest because such shares had not been issued as of November 30, 1998.

         As of November 30, 1998, a total of 12,568,495 shares of Class B Stock were issued and outstanding. Pursuant to the Plan of Reorganization, these shares are to be converted into Class A. Common Stock in an amount equal to 50.0% of the issued and outstanding Class A Common Stock subsequent to implementation of the Plan of Reorganization. This conversion had not occurred as of November 30, 1998.

         The loss set forth in the unaudited Consolidated Statement of Operations is $338,946. The loss was divided by the total number of shares of Class A Common Stock issued and outstanding as of November 30, 1998 (9,573,487 shares) which results in a loss per share of $.04.